MISONIX, INC.

1938 New Highway

Farmingdale, NY 11735

As of July 1, 2012

Mr. Michael A. McManus, Jr.

100 White Plains Road

Bronxville, NY 10708

Dear Mr. McManus:

Reference is hereby made to the (i) (a) Stock Option Contract, dated as of November 4, 2008, by and between MISONIX, INC. (the “Company”) and Michael A. McManus, Jr.; (b) Stock Option Contract, dated as of November 9, 2009, by and between the Company and Michael A. McManus, Jr.; (c) Stock Option Contract, dated as of September 7, 2010, by and between the Company and Michael A. McManus, Jr.; and (d) Stock Option Contract, dated as of September 13, 2011, by and between the Company and Michael A. McManus, Jr. (the foregoing Stock Option Contracts being referred to hereinafter collectively as the “Option Agreements”) and (ii) Employment Agreement, dated September 11, 2012 and to be effective as of July 1, 2012, by and between the Company and Michael A. McManus, Jr. (the “Employment Agreement”).

Section 9.4 of each of the (i) 2005 Employee Equity Incentive Plan (the “2005 Plan”) and (ii) 2009 Employee Equity Incentive Plan (the “2009 Plan” and collectively with the 2005 Plan, the “Incentive Plans”) provides, in part, as follows:

“9.4 Termination by Company for Cause; Voluntary Termination by a Participant. Except as otherwise provided by the Committee, if a Participant’s employment or service relationship with the Company or any of its Affiliates shall be terminated by the Company or such Affiliate for Cause or voluntarily by the Participant, then (i) any Options held by such Participant, whether or not then Vested, shall immediately terminate and (ii) all rights to Shares or Restricted Stock Units as to which there remain unlapsed restrictions as of the date of such Termination of Service shall be forfeited by such participant to the Company without payment or any consideration by the Company, and neither the Participant nor any successors, heirs, assigns or personal representatives of such Participant shall thereafter have any further rights or interest in such Shares.”

Mr. Michael A. McManus, Jr.

As of July1, 2012

The Compensation Committee of the Board of Directors of the Company has consented to the following:

1.         In the event of a Change-in-Control (as defined in the Incentive Plans) and you terminate your employment with the Company pursuant to Section 5(f) of the Employment Agreement and are eligible for the severance benefits provided for in Exhibit A to the Employment Agreement as a result of the termination, the termination shall not terminate your right to exercise vested stock options under the Option Agreements at the time of such termination. Accordingly, upon your terminating employment with the Company you will have two (2) years after the date of such termination to exercise vested stock options under the Option Agreements. Notwithstanding anything to the contrary contained in the foregoing, no exercise may occur later than the expiration date of the options as set forth in the applicable Option Agreement.

Kindly evidence your agreement with the foregoing by signing where indicated below and returning the signed copy of this letter to the undersigned.

Sincerely yours,

MISONIX, INC.

By:	/s/ Richard Zaremba
Name: Richard Zaremba
Title: Senior Vice President and
Chief Executive Officer

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

/s/ Michael A. McManus, Jr.
Michael A. McManus, Jr.